UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☐                             Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

EQT CORPORATION

(Name of the Registrant as Specified In Its Charter)

Toby Z. Rice

Derek A. Rice

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

This filing contains the transcript of the conference call Toby Z. Rice and Derek A. Rice held with investors on February 5, 2019.

IMPORTANT INFORMATION

Toby Z. Rice and Derek A. Rice, as well as certain of their affiliates, may file a proxy statement with the U.S. Securities and Exchange Commission (“SEC”) to solicit proxies from stockholders of EQT Corporation (“EQT”) for use at EQT’s 2019 annual meeting of stockholders. TOBY Z. RICE AND DEREK A. RICE STRONGLY ADVISE ALL SECURITY HOLDERS OF EQT TO READ ANY SUCH PROXY STATEMENT IF AND WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Any such proxy statement, if and when filed, and any other relevant documents will be available at no charge on the SEC’s website at http://www.sec.gov/.

PARTICIPANT INFORMATION

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the following persons are, or may be deemed to be, participants in the potential proxy solicitation: Toby Z. Rice and Derek A. Rice. Toby Z. Rice holds a total of 400,000 shares of common stock, both directly and indirectly, in EQT, and Derek A. Rice holds a total of 272,651 shares of common stock, both directly and indirectly, in EQT. In addition, Toby Z. Rice and Derek A. Rice are potential beneficiaries of the Rice Energy 2016 Irrevocable Trust, which holds a total of 5,676,000 shares of EQT’s common stock.

*        *        *

TRANSCRIPT OF RICE TEAM CONFERENCE CALL REGARDING EQT

FEBRUARY 5, 2019

Operator:	Good morning and welcome to today’s call with the Rice team regarding EQT.

After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time simply press “star” then the number “one” on your telephone keypad. If you would like to withdraw your question, please press the “pound” key on your telephone keypad.

I will now turn the call over to Kyle Derham. Please go ahead.

Kyle Derham:	Thank you for joining us this morning. With me today are Toby Rice and Derek Rice.

Before we begin, we would like to note that statements made during the presentation that state the Rice team’s objectives, plans, goals, intentions, beliefs, or expectations are forward-looking statements, and actual results could differ materially. These forward-looking statements speak only as of the date they are made and except as required by law, we do not assume any obligation to update any forward looking statements. You should read slides 33 and 34 in our presentation for more information. Following our prepared remarks, we will be available for a Q&A session.

With that, I’ll turn it over to Toby Rice.

Toby Rice:	Thanks, Kyle.

I’d like to begin by stating that we are still big believers that EQT’s assets are world class, and that the potential benefits from the merger with Rice Energy can still be realized. Unfortunately, these assets could be better managed and the plan EQT has put forward is essentially more of the same.

Along with other shareholders, we have watched with concern over what has happened at EQT. We have tried numerous times to help them get moving in the right direction. Following the announcement of the Rice-EQT merger, we spent five months with EQT management laying out the blueprint that led to Rice’s operational success — our people, technology, and planning.

Ignoring this, EQT decided to move forward with their internal systems and without critical personnel who were responsible for Rice’s success. We were concerned, but gave EQT the benefit of the doubt that they could deliver the synergies they promised shareholders.

Unfortunately, our concerns have been validated over the last 12 months, and so I offered my assistance to EQT leadership privately, but was largely ignored. Major EQT shareholders reached out to me, unsolicited, asking if my team could help EQT. After getting no meaningful response, we sent the public letter to the board.

To be clear, I am not here because of the 2018 operational miss announced a few months ago. I am here because the plan for EQT’s future, as laid out by the current leadership team, fails to recognize the potential of EQT’s assets. I am here to communicate our vision on what can be accomplished and the tremendous opportunity that is in front of shareholders.

Before we get into our plans, I’d like to take one moment to provide a high level assessment of the situation. EQT has a rich history which I respect. However, with history comes some baggage — bureaucratic processes, silos, and old systems and data technology. These are the self-described legacy issues that the company has been trying to address for years to no avail, and these are the issues that the company must address in order to reach its full potential.

We strongly believe that we can remove at least 25 percent of the costs from the business while meeting EQT’s production targets. We’re going to add new blood and new technology to revive this business so that it can live up to the potential that its asset base merits and generate the results that shareholders deserve. While our plan is very straightforward, executing it requires experience and a track record of operating at scale in true manufacturing mode. This is not a personal attack on the current management team, but they simply do not possess the necessary experience or track record to navigate this path forward.

The goals that have been laid out by the CEO and approved by the board would set up EQT to be one of the highest cost operators amongst its peers. In my opinion, this transformation is not going to come from legacy leadership, a generic goal-setting initiative, or simply hiring a new COO. This transformation starts with the right vision and goals — a vision that reflects the potential of the asset base and translates to goals that are achievable. Hundreds of decisions will need to be made from the technology we deploy, the leadership we select, the well design we execute, and the operational planning that sets the table for success — and these decisions are all interconnected and require a cohesive vision that starts from the top.

Fortunately, our team has done this before in this basin and on these assets. We have attracted some of the best talent in the business and this leadership team has a track record of generating peer-leading operational results and shareholder returns. As a reminder, Rice Energy outperformed its Appalachian peers by 95 percent as a public company.

And lastly, I am excited about working with EQT’s employee base. They are motivated, they are hungry for change, and I am looking forward to providing our leadership and technology to empower this team to reach their full potential.

In the following slides, we will go over our vision, the prize that can be captured, and our plan to restore the confidence of shareholders and realize the potential of EQT’s world class assets.

Turning to slide 2, our goal is to maintain what is great about EQT, while also transforming it into the lowest cost natural gas operator in the country. We will do this by reducing well costs to the levels that this asset base merits, thus realizing the synergies EQT promised from the Rice merger. After reviewing EQT’s 2019 development plan, we are even more confident in our ability to generate $500 million per year of additional free cash flow over EQT’s current plan.

What we are specifically offering is a qualified management team, including myself as the new CEO, and depending on the need, up to 15 leaders from Rice Energy who know what the evolved state of an industry leading, efficient, technology-driven E&P company looks like. These leaders have operated at the highest levels on EQT’s assets and have done so during periods of rapid organizational change.

In addition, we strongly believe that EQT’s board must be reconstituted to make sure the necessary steps are taken to improve EQT and to ensure that future management is held accountable to generating the results that shareholders expect. For this reason, we are ready to nominate highly-qualified director candidates for election at EQT’s 2019 Annual Meeting, in the event that EQT continues not to engage with us in a meaningful and constructive manner.

So let’s discuss our plan in more detail. As shown in slide 5, the key to unlock the value that shareholders expect out of this asset is a reduction in well costs from current levels to those achieved by the Rice Energy team. Focusing on Pennsylvania Marcellus well costs, where over 75 percent of EQT’s activity is focused, in 2018 EQT’s well costs were $1,250 per foot, and their go-forward target is around $1,100 per foot.

As shown on the slide, we have started with EQT’s headlined figure and added pad construction, facilities, and capitalized overhead to bridge to $1,100 per foot. These represent actual cash costs incurred by the company and should be allocated to well costs to represent the true cost of development.

We expect to reduce EQT’s well costs to $735 per foot. This also includes all costs accounted for in EQT’s $1,100 per foot estimate and respects today’s service cost environment, EQT’s produced water dynamics, and geographic footprint, all of which we will discuss in detail.

On slide 6, you’ll see how our historical performance at Rice Energy gives us confidence in executing our plan to lower EQT’s well costs. Our historical Marcellus well costs, shown as the blue dots, consistently align with our well costs curve, the dotted gray line, which demonstrate noticeable decreases in per foot costs when we increase lateral length. Well costs are a function of lateral lengths.

Longer laterals allow an operator to spread fixed costs over more horizontal feet, thereby driving down development cost on a per foot basis. At Rice Energy, we consistently hit our well cost curve. This is well below EQT’s 2018 results, 2019 guidance, and their aspirational well cost implied by EQT’s 10 percent initiative.

Turning to slide 7, our plan starts with inserting a team of leaders to the front lines of the organization who understand what the desired end state is. These leaders have operated at the highest levels and know how to get from point A to point B when dealing with organizational change. We spent years at Rice streamlining our organization to optimize performance, and this experience provides us with a unique advantage in turning EQT around.

Keep in mind, Rice Energy was once a start up with no assets in 2009 but exited 2017 as a top 10 producer of natural gas in the country. This did not happen overnight and was the result of an organizational, technological, and cultural transformation that I led at Rice Energy. This transformation allowed Rice to deliver basin leading well costs and well productivity with confidence, while consistently beating guidance.

The main goal of this technological transformation is to streamline data driven decision making and most importantly, execute on these decisions in the field. At Rice, over 400 workflows were digitized, allowing us to capture real data in real time from every corner of the business that powered our analytics platform.

This technology still exists within EQT, but it lies dormant and underutilized. However, with the Rice team, we’ll be able to quickly get this technology wired back up and flipped back on. Digitizing the business does many things, but at its core, it allows for the transparency, alignment and communication necessary to support efficient large scale development, planning, and execution.

Turning to slide eight, effective planning is critical to driving down well costs. Planning in Appalachia is difficult due to land issues, difficult terrain and coal issues, and many other issues. Planning effectively requires the right leadership and technology to streamline coordination across the entire business to create a dependable operation schedule.

One way to illustrate an organization’s ability to plan effectively is by looking at rig mobilizations. On the left, we’ve plotted Rice and EQT rig mobilizations to highlight the stark difference between a well-planned drilling program and a reactive, uncoordinated drilling program.

A hectic schedule doesn’t just impact drilling operations, it handicaps all subsequent operations — completions, production and even midstream. The specific operational challenges this presents include self-inflicted cost spikes, difficulty in handling produced water, and curtailments. These are many of the issues challenging EQT today. These issues are symptoms of ineffective planning.

Effective planning, when done correctly, also translates into more efficient operations, which is showcased by the rig efficiency chart in the middle. Driven by technology, with the right schedule and leadership on the frontlines, Rice’s 2016 operational performance improved significantly over the prior year, resulting in a doubling of rig efficiency which translates directly to lower well costs.

Lastly, effective planning is critical to mitigate midstream curtailments. EQT has 10 percent of their production base shut in because of the inability to plan effectively. The blame falls on the upstream operator, not the midstream service provider. An organized, predictable operation schedule is the backbone of an E&P company and allows for great service by midstream providers. While our focus is on lowering EQT’s well costs, our ultimate goal is to generate best in class economics. We are committed to delivering peer-leading well productivity along with peer-leading well costs.

Turning to slide nine, we’re looking across the same geologic footprint that well productivity is driven by the well design. Here, we are looking at Rice and EQT’s Marcellus well results in Washington and Greene Counties. Based on a third party analysis, Rice’s well results were consistently 10 percent higher than EQT’s. The reason? Great well design and great execution. And because we can deliver this productivity while still lowering costs, the impact to our economics are significant. Focusing on the most recent well results in 2017, Rice’s wells generated EURs 50 percent higher than EQT.

As we note on slide 10, this productivity uplift is not included in our baseline free cash flow assumptions. We see opportunities for free cash flow generation throughout the organization. These are not pie in the sky initiatives, but rather represent opportunities we capitalized on while operating Rice Energy. These examples we are showing are either not possible or not optimized without a digitized business. So in addition to being highly confident in our ability to generate incremental free cash flow from lower well costs, we are also excited about the potential for delivering meaningful value on top of that.

Now turning to slide 12. As I mentioned before, EQT has made a number of claims in hopes of convincing shareholders that the legacy team is a viable option. Slide 12 summarizes those claims and our rebuttals, and the appendix provides more detail for each of our responses. We largely view these claims as excuses for why this current team cannot achieve the merger synergies it promised. We still believe in these synergies.

Let’s start on slide 13. We show a slide EQT presented that compared costs for certain wells in the first half of 2017, the headline being, EQT’s well costs were lower than Rice’s. This slide raises a lot of questions, so let’s dig into the data to see if we can answer some of them.

Based on EQT’s 2019 disclosure, we doubt these well costs include all costs, including capitalized overhead, which we now know is a significant portion of EQT’s cost structure. This isn’t the only problem with EQT’s response. Rice’s well design was significantly more aggressive than EQT’s, and while this should theoretically translate to higher costs versus a less aggressive design, it also resulted in Rice’s wells outperforming EQT’s by a significant margin.

On an F&D basis, it’s critical to look at actual well results, not tight, bearish projections. Using third party EUR estimates, after 18 months online, Rice’s wells are outperforming EQT’s by 50 percent, resulting in a 30 to 50 percent lower F&D cost. As you can see here, digging into the details tells the full story. This slide is representative of EQT’s claims, and while we will address a few others, it is primarily for the purpose of reassuring EQT’s shareholders in our ability to deliver the results this asset base merits.

Fundamental to EQT’s claims, is that Rice was a small startup, and the results aren’t possible on an asset base as large and complex as EQT, whether it be geographical footprint, produced water dynamics, etc.

Slide 20 compares Rice in 2017 versus EQT today. Rice was running eight rigs with a $1 billion D&C budget across southwestern Pennsylvania and southeastern Ohio. In 2019, EQT plans to run an incremental two rigs, with a similar D&C budget, focused 90 percent within Rice’s historical footprint. We are highly confident that Rice’s results can be replicated across EQT’s asset base because it is essentially the same asset.

Let’s move to slide 23. EQT claims that Rice’s well costs both ignore historical results and do not account for the current service cost environment, pointing to our 2017 budget of $875 per foot as evidence. First, Rice beat its budget, executing at $800 per foot for an 8,000-foot lateral. This performance would be in-line with our cost curve. Second, Rice’s budget was based on an 8,000-foot lateral, not the 12,000 foot lateral underlying our $735 per foot guidance for EQT’s wells.

On slide 24, our well cost guidance is based on today’s service cost environment. We have remained plugged into Appalachia and have a firm understanding of the service market which has informed our budget. The chart on the right shows indexed well costs of EQT peers over time. We realize operators report costs differently, so this is a true year-over-year comparison between individual operators, and it shows the relative direction of well cost over time.

What you can see is that well costs for EQT’s peers have dropped an average of 36 percent since 2015, and more importantly for this analysis, dropped 6 percent from 2017. EQT, despite having longer laterals to drill, is the only operator in the basin who has not been able to overcome service cost fluctuations with operational efficiencies.

Turning to slide 26. As previously discussed, EQT claims their geographical footprint is larger and thus Rice’s results cannot be replicated. First, there is a major difference between an acreage footprint and an operational footprint. We need to compare where each company is actually developing. On the left, we’ve mapped Rice and EQT development activity in 2016 and 2017, to establish the operational footprint of the two companies. As you can see, 90 percent of EQT’s 2018 and 2019 activity is focused within Rice’s footprint.

From the outside looking in, it feels like EQT is a big company with this large, unwieldy asset, but when you dig into what is actually being developed, it’s not. In this footprint, we successfully managed all aspects of a large-scaled development program, including sand and water logistics, midstream takeaway, leasehold obligations; essentially all of the operation issues that have challenged EQT, we successfully handled at Rice Energy.

Turning to slide 27, produced water dynamics. There are two EQT claims to debunk. First, Rice did not pipe 100 percent of its water needs. On certain pads we were able to pipe 100 percent of our freshwater needs, a testament to our ability to effectively plan.

But like EQT, we recycled nearly all of our produced water, and to do that, we trucked into the wells we were completing, and used that in our frac. The trucking cost is included in our historical well cost, and is included in our cost curve. The second EQT claim is that we did not take into account their produced water dynamics. First, our well cost guidance incorporates these dynamics.

It assumes that we recycle 90 percent of EQT’s produced water, a major driver of LOE, allowing us to maintain EQT’s LOE guidance. The primary difference between Rice and EQT’s performance is water handling, and this is a consistent theme. The difference is planning.

Rice’s planning allowed for lower transportation costs. EQT understands this, and that’s why improving water logistics is something that they need to do.

This might be an experiment for them, but it is the way we’ve operated for years.

Turning to Slide 29. EQT claims that there would be no production uplift between EQT’s 880-foot spaced wells and Rice’s 1,000-foot spaced wells, because Rice is not assuming an increase in completion design.

It appears EQT uses pipe curves based on reservoir modeling, not actual well results to make this assertion because we do not see empirical results or tests that support their claim. EQT believes the key to well performance is more sand.

It’s important to note, there are dozens of other variables that go into a successful well design. As an example, in 2017, EQT and Rice had roughly the same sand load of 2,000 pounds per foot, but the Rice wells outperformed EQT wells by over 50 percent.

Clearly, the performance difference is not driven by sand alone. The Rice team has a deep understanding of this reservoir, as evidenced by all of our historical well results. We focus on not just sand, but the dozens of other variables that drive productivity. We are confident our current well design will provide a 10 to 15 percent uplift at 1,000-foot spacing.

On Slide 30, here we address EQT’s claim that Rice’s accounting treatment of certain costs artificially deflated our well cost per foot assumptions, implying that we were parking costs in LOE, which would therefore result in our go-forward LOE being significantly higher than EQT’s.

Further, they also claim that these expense costs could negatively impact our free cash flow claims by up to $150 million. This claim is disingenuous. While Rice did expense some of the cost that EQT capitalizes, which would show up on our LOE, this is not a material accounting treatment difference, as EQT claimed. We used the same accounting firm and the same audit partner.

Next, to compare cost performance, EQT compares Rice’s 2017 budget versus EQT’s 2019 budget. There are two issues with this. First, EQT pro forma for the Rice merger has the benefit of fixed cost leverage, allowing EQT to spread fixed operational expenses over a larger production base, which is the denominator.

A more accurate comparison would be to look at EQT’s LOE before the Rice merger, and compare that against Rice’s actual results, not our budget. In the nine months ended 9/30/17, Rice’s LOE was 15 cents per MCF, in line with EQT’s 14 cents per MCF.

In our final quarter of operations, the third quarter of 2017, Rice’s LOE was 11 cents per MCF, two cents lower than EQT’s 13 cents, and we did this with a smaller production base. Clearly, we are not parking material costs in LOE.

So to conclude or rebuttals, I’ll again remind you of the big picture. EQT, after believing in the Rice results following extensive due diligence, a five month integration, and a year of operations, EQT now claims that the primary synergy justification it gave for the Rice merger just 14 months ago no longer exists. We disagree. We took 80 percent stock in the merger and we’ve remained major shareholders in the business because we believe these results are possible – we just don’t believe it is possible with the current leadership.

So with that, let’s just jump back and talk big picture on slide 15. This slide summarizes the option that will be put in front of shareholders, which we think makes obvious why we have received such overwhelming shareholder support to date. We have a proven highly qualified and experienced team that has delivered peer leading results in Appalachia. EQT on the other hand, is opting for the status quo with the same team that oversaw its poor operational results in 2018, and their 2019 plan is untested and reactionary.

To conclude on slide 16, after reviewing EQT’s 2019 guidance and all their claims discrediting our results, we are even more confident in our ability to generate $500 million of free cash flow per year more than EQT, and that’s just the beginning. Our plan is based on targets we have exceeded in the past, while EQT’s plan is based on aspirational targets they have never hit.

While EQT has noted that they are back on track in the fourth quarter, that is the wrong track, far below what these assets are capable of.

EQT shareholders deserve a management team and board that have the vision, experience, and track record to maximize the value creation from EQT’s world class assets. We have identified director candidates who stand ready to be nominated as soon as the window opens.

Lastly, if EQT refuses to engage meaningfully with the Rice team, we demand that they hold their annual meeting in April as it has for decades, to let shareholders, the owners of this business, decide on EQT’s path forward.

With that, I’ll turn it over to Q&A.

Operator:	At this time, I would like to remind everyone that if you would like to ask a question you may press “star” then the number “one” on your telephone keypad.

Our first question comes from Josh Silverstein with Wolfe Research.

Josh Silverstein:	Hey, good morning, guys. It’s Josh Silverstein from Wolfe Research.

Just a couple quick questions on the timeline you just finished on that there, Toby. Have you presented this to the board already following their 2019 outlook? When will the directors start to come out? Is this something that happens shortly or is it really by the April/May time frame whenever they have their announcement for the general meeting?

Toby Rice:	Yes, I think it’s helpful just to back up with the general process. I mean it’s sort of be thematic with EQT since we started dealing with them back during the merger. During the merger, we approached them and explained our plans and they were ignored. After the operational miss we went to management and explained and offered our help and we were ignored.

Management wasn’t going to handle the issue. We went to the board and presented to the board and we were ignored. And now, we’re not... now we’re presenting to shareholders because if the management team won’t take care of these issues and the board won’t take care of the management team then shareholders are going to take care. We’re asking the shareholders to put a board in place that will allow us to generate the results that this business needs to be generating.

So that’s sort of where we stand

Kyle Derham:	... on timing, Josh, this is Kyle. Yes. We’re still waiting for EQT to set the date for the annual meeting and so once the nomination window opens we have those director candidates identified and we’ll nominate them in due time.

Josh Silverstein:	Good, thanks there.

And just as far as the timeline for the implementation of this, let’s just say you guys were to become the management team by the midpoint of this year, how quickly could you guys get this $500 million in synergies in place? Is it a year time frame? Do you have to get those 10 to 15 other former Rice employees on board?

Toby Rice:	Yes, and Josh, it starts with the highest impact and where it starts really is with the people. This leadership team is available right now to begin so they’re ready to start tomorrow. And having these people being added to the frontlines is going to give us control over the operational issues that are happening.

Next step after that is we’re really excited about the fact that our technology exists within EQT. This technology is going to be — is quite simply going to be — we’re going to be able to wire this up pretty quickly and leverage this technology to drive the results that we need to see in the field.

And after that really the way we look at this is our experience and our track record, we know what the end state looks like. We’ve got the people and the technology and we believe that we’re going to be able to execute this as — quicker than any team.

Josh Silverstein:	And then just to understand, the $500 million of savings that you guys have outlined, that’s all on the cost side here as far as CapEx goes. You then identified a bunch of other opportunities here. The biggest one looked like it was like the $250 million of curtailed volumes that would then come back.

This would then all be additional to the $500 million for more of a revenue optimization type number?

Kyle Derham:	That’s correct.

Josh Silverstein:	OK. Thanks guys.

Operator:	Our next question is from Scott Hanold with RBC.

Scott Hanold:	Yes, thanks.

I just want to follow up on that last question just to be a little bit more specific and correct me if I’m wrong — your answer implied that if you all were able to be — get in there and be the new management team, that investors should expect some progress for that $500 million already in 2019. Is that a fair statement or, again, I just wanted to kind of clarify when some of these incremental cash flows will actually be recognized?

Toby Rice:	Yes, that’s correct. I mean when we have the ability to get in place, the leadership team will be able to start generating operational results in the field. This is — we have the right design. We understand what the goals are and we’ll have the technology that will allow us to prioritize our efforts to make sure that we’re delivering the results that would be reflected in our end state.

Scott Hanold:	OK. So you’re running under the assumption right now, the permits, the contracts, et cetera, et cetera that EQT has right now will still be amenable to the plan that you’re putting in place?

Toby Rice:	Yes, sure. I mean I think — I think it would be, certainly we’re going to have to — we’re going to have to understand the details behind the development plan they have in place. But just to give an example of the timing to move to something like 1,000-foot spacing, just looking in Pennsylvania, historically at Rice when we were operating our average permits were being recovered — were being reviewed and approved in about 130 days. So that’s really the long lead time item in moving towards 1,000-foot spacing program.

Obviously there is a lot of coordination that takes place in front to generate those — to submit those permits, but again that’s really where our team with the technology and the coordinated planning allows us to get those permits submitted pretty quickly. So this is not something from a — this is not something that should take a year to two years to begin to start seeing the benefits of widening spacing.

Scott Hanold:	OK.

And then on the point of the wider spacing and proppant usage, it seems to be a point of differentiation and correct me if I’m wrong, that EQT right now is obviously targeting for these wider wells, something around 10,000 pounds per foot — or I’m sorry — 3,000 pounds per foot. You all are suggesting 2,200, is that correct?

And the other point I was going to ask on is that you had made the comment that there wasn’t really the empirical evidence to prove out that higher proppant loading. Is that something that still yet needs to be tested or is there something that you’ve seen that would tell you that’s not the correct way to go?

Derek Rice:	Yes, Scott this is Derek.

Yes, so on the proppant loading we just don’t see any evidence in the data itself to suggest that proppant above 2,500 pounds per foot is needed. Just stepping back, our claim is that we can widen spacing from 750 to 1,000 feet and the expected uplift to EURs is 10 to 15 percent. EQT says that you need to add a bigger frac design. Really, our assumptions are based off of actual data.

I mean one of the — one of the easiest ways to understand the relationship between spacing in EURs, there’s plenty of data out there, is to compare fully-bounded wells and I know we’re sort of getting in the weeds here — compare fully-bounded wells, wells that have adjacent wells next to them, to single wells. Now, single wells are basically a proxy for wider spacing. The reason that single wells are that, is because these fractures from those wells can grow outwards from the well unobstructed.

And so when we compare the fully bounded wells to the single wells, single wells outperform fully-bounded wells by 25 percent in Southwest Pennsylvania. These are with the same frac design. And so when we look at wider spacing, I mean essentially what you’re doing is giving more access for those wellbores to grow outwards more. Now, we’re not assuming a 25 percent uplift; we’re just assuming a 10 percent. But I mean this is supported by thousands of wells in Appalachia.

This is a common occurrence that is well known in shale development. EQT’s position is more or less we believe based off reservoir modeling. We can only spot 15 wells in their data that have more proppant and only three of those wells were drilled with 1,000-foot spacing from what we can tell. So yes, we base everything off of the empirical data. We feel really good about our plan going forward and we’re confident that we can deliver these EURs that we’ve put on paper.

Scott Hanold:	OK, and so just to clarify, when you’ve seen wells around — reach 2,500 pounds for lateral foot, that’s where you kind of see that crossover between cost and productivity, or at least even productivity improvements?

Derek Rice:	Yes, we haven’t seen — I mean just historically Rice has been a very aggressive proppant design for the past eight years. I mean we started pumping large sand designs back in 2011. We’ve moved on. We feel as though that 2,200 pounds per foot is very appropriate. We focus more on other variables since then specifically water and stage lengths, cluster design, sequencing of development. I think just broadly saying stand alone. That’s truly not that we believe. We don’t think that’s the true driver of production. It’s important

Toby Rice:	Derek, let me add one thing here. A lot of variables that will impact your well productivity in a positive manner and there are also variables that will impact your productivity in a negative manner and putting a larger frac design in the ground without the empirical data that shows how all these variables interact is something that causes us a little bit of concern and specifically as it relates to putting a larger frac in the ground and the variable that could inhibit you negatively is just dealing with the parent-child relationship.

So it’s just something that this is why when we’re crafting our plan, we want to make sure we’re doing it to deliver these results based on a proven well design with actual well results.

Scott Hanold:	Understood. Thanks.

Operator:	Our next question is from Betty Jiang with Credit Suisse.

Betty Jiang:	Hi morning. A lot of my question got answered. I guess just under the current plan, the EQT’s free cash flow generation could be fairly substantial. Like what are the longer-term strategic uses of free cash flow in your mind and do you think you need to achieve the operational goals that you laid out before considering some sort of shareholder-friendly actions?

Toby Rice:	Sure this is Toby. I don’t think our view on what we should do with this capital is different than the current view the company has now. We do see that buying back shares is the best use of capital, certainly with the company having the valuation it has today. So what was the second part of that question?

Betty Jiang:	And in terms of — sorry — assessing the timing, do you need to achieve the 500 incremental cash flow before you will consider that? Because EQT right now, based on their plan, is already free cash flow generating.

Kyle Derham:	Sure yes, Betty, it’s Kyle — I think we feel confident today if we were to step in that we could execute on the plan we’ve laid out and so feel very confident buying back shares knowing that the company can generate a ton of free cash flow and again under us would be $500 million per year incremental to EQT’s plan, so our plan for that capital would be to buy back shares.

Betty Jiang:	Got it. Thanks. And then a follow up on just the well-designed productivity question. The 10 to 15 percent uplift, is that baked into the $500 million incremental cash flow target?

Toby Rice:	No. All of our — our $500 million of incremental free cash flow is solely due to well costs. And so we haven’t assumed any changes to EQT’s production targets in our numbers; it’s all well cost reductions.

Betty Jiang:	Got it. And — and are you on top of widening out the spacing from 750 to 1,000. Is there any other things you’re looking at to improve the well productivity and I was wondering if you have a number in mind in terms of EUR per foot that you’re thinking of average program going forward?

Derek Rice:	Want me to take this?

Toby Rice:	Yes, go ahead, Derek.

Derek Rice:	OK. Yes, I mean we’re back on slide 29.

There was a significant outperformance of the Rice wells versus EQT’s 2017 wells. Now on the page we only talk about the frac design, but the truth is there are many other variables that go into our well design, specifically when we talk about combo development, one of the biggest drivers of productivity is how you sequence development in the Marcellus.

Whether that’s drilling 10 wells at once or drilling 5 at once and then coming back, we’ve thought about all of these issues in the past and it’s difficult to describe all of them in a PowerPoint slide but yes, I would say frac design is probably the leading driver of production.

Development timing is another one. Development timing is — it’s interesting because you need a coordinated, highly-organized organization in order to appropriately schedule these wells so that you take that into account, to avoid the parent-child issues, to make sure that our completion sequencing is appropriate.

Toby Rice:	I’ll add one thing. I think this is important. We didn’t really talk about it here, but improving well economics is something that our whole company is designed to do. It’s something that we’re driven to do. And the — our ability to improve our economics is illustrated by — on slide nine, looking at all the wells that we’ve developed and then comparing that to the EURs.

We consistently got better over time, and that wasn’t — that didn’t just happen naturally. That was our leadership pushing and driving and encouraging ideas, a culture of innovation, an innovation machine, and we did this without being spurred by activist pressure. We did this because we were shareholders that were aligned with creating as much value as we could.

And to put it in perspective, in 2016 we did 420 value-driving initiatives across our business, and we had another 240 that were set into 2017. So our continuous improvement culture actually generated plans and projects that both improved productivity and decreased costs. Both of those things were keys to driving economics.

Betty Jiang:	Great, thanks.

Operator:	Our next question comes from Arun Jayaram with JP Morgan.

Arun Jayaram:	Good morning. I was wondering if you could give us a little bit more thoughts on the amount of volumes which are curtailed under the EQT guide, it’s about 10 percent of their volumes, or 170 BCFE, in terms of 2019 curtailments.

What are your thoughts on reducing that level of curtailments and to improve the overall — call it uptime, in terms of overall production?

Toby Rice:	Sure, I think as it relates to reducing the curtailment that he mentions, I think that’s a — a lot of that is related to their midstream capacity. So let me — and I think that they’ve talked a little bit about that, but I think it would be — it would make sense to maybe highlight some of the things that we do, other ways that we can improve our productivity, and that is shown in our LOE slide that we put out — what slide is that, Kyle?

And so one of the things that we were extremely proud of at Rice was our high production uptime; that was over 99 percent. On slide 30, you can see the technology that was behind this high uptime, our digital oilfield that was built for scale and efficiency. Our smart pad facility design was really special and allowed us to automate over 90 percent of the routine functions and tasks that a well tender would do. That allowed us to — obviously to control operations in the field from a gas control center.

And then our — also our water and logistics apps allowed us to streamline the water logistics, making sure that our wells would always stay up and not have to be turned down because of water production.

Kyle Derham:	Yes. And this is Kyle. I’d say, just to be clear, none of our numbers assume any improvement to the curtailment above EQT’s plans, which they stated that they’ll resolve by the end of 2020. I’d go on to say that the reason — the primary reason for this curtailment is the inability to plan here, and so effective planning solves all of this at the end of the day.

And so the idea is once we get in there, hopefully we can assess the situation, and there’s upside to being able to relieve the curtailments before the end of 2020, but none of that is baked into our numbers.

Arun Jayaram:	Great. Follow-up here is, as you’re aware, EQT has midstream fees that it pays to Equitrans, which are — call it above-market at current levels. What are your thoughts on this and how would you address that over a longer term perspective, those midstream fees?

Kyle Derham:	Yes, listen. Those are contracts that are in place. I think we’re all aware that there’s a term to those, and there will be a negotiation at that point. But I’d rather discuss the fact that those are — kind of are what they are, and that’s why it makes decreasing well costs all that more important to drive down the cost structure of this business so they can be the lowest cost operator in the U.S.

Toby Rice:	Yes. Let me add one point to make to that. Equitrans is essentially a service provider to EQT, and one of the things that we can do as an operator is be a great planner and be an efficient operator.

And so if we can do a good job with our planning, then that’s going to allow the midstream provider to do a great job with servicing us. And if we’re efficient, they’re efficient. And when they’re efficient, their costs are lower, and we can have some of those savings passed back to us. That’s, generally speaking, from a service provider relationship, and that’s one of the ways that we’re able to attract favorable pricing from service providers, is leveraging our efficiency as an operator.

Arun Jayaram:	OK. And just my final question, is on slide seven, you highlight $115 per foot in terms of reducing capitalized costs. You went through a lot of detail on the D&C side, but what are some tangible initiatives you see, in terms of cutting the capitalized costs here?

Toby Rice:	Yes, so I think these capitalized costs represent all the work that needs to go in. I would imagine largely from the office, some in the field.

We’re — we are removing these costs, but we’re not just making cuts. We are replacing what we remove with technology, and the technology we’re talking about is where we’re placing — we’re putting in specific workflows that give us the insight to make sure that when — to give us the confidence that, because we’re removing costs, we still are keeping our eyes on the work that needs to get done and not sacrificing performance.

Arun Jayaram:	Great, thanks a lot.

Operator:	Your next question is from Sameer Panjwani with Tudor, Pickering, Holt.

Sameer Panjwani:	Hey guys, good morning. On West Virginia — I know it’s not a focal point for EQT today, and you guys don’t have a lot of experience there, so how do you think that asset fits in the portfolio longer term, and how confident are you in your ability to improve capital efficiency there as well?

Derek Rice:	Yes, I’ll take — this is Derek — I’ll take that. From a geo perspective — I mean, from a geology perspective, we really like it. We think the EURs probably won’t be as good as Greene County, but the difference is fairly insignificant in the grand scheme of things; less than 5 percent.

So yes, I mean, we’re going to be focusing on the best of the best rock for the next 5 or 6 years, but eventually we would — we plan to head down south into West Virginia and develop that as well.

Toby Rice:	Yes, I’ll say operationally, I mean, what — we think West Virginia needs a lot of work, and that’s just by looking at the fact that we’re put — we’re seeing EQT putting 6,000 foot laterals on the schedule. So clearly there’s work we need to do on the land front to extend those lateral lines.

And this is really something I think where our land tech — our technology that we use to streamline our land processes will really help whip West Virginia into shape. So that is going to be one of the things that we focus on, is enabling West Virginia to have large-scale, efficient operations.

Sameer Panjwani:	OK, and then from a longer term standpoint, how do you think about the company’s 5 percent growth figure they put out there, and do you think that’s appropriate, or would you aim to grow any faster or slower than that?

Kyle Derham:	Sure, I’ll take that. This is Kyle. I think it’s appropriate to reduce spend in today’s gas price environment, in the macro situation. So in general, we agree with the general sentiment of pulling back spend and limiting growth. So that’s probably somewhere where we’re aligned with EQT.

I think if anywhere we were — if we were leaning in one direction or the other, we’d probably grow at an even slower rate, just to maximize free cash flow generation.

Sameer Panjwani:	OK, and then on that point, have you given any thought as to what the maintenance CapEx for the asset would be under your kind of cost assumptions in your plan?

Kyle Derham:	Yes, I mean, it’s going to be less than $1 billion, right? We’re talking about $700 million to $800 million, depending on what year you’re talking about as your base decline shallows.

Sameer Panjwani:	OK, perfect. Thanks, guys.

Operator:	This will conclude our call. Thank you for all participating. You may now disconnect.

Kyle Derham:	Thank you.

END